Exhibit 99.1

Media Contact:	Investor Contact:
Judith Pryor	Sridhar Ganesan
WorldSpace, Inc.	WorldSpace, Inc.
301-960-1242	301-960-2300
jpryor@WORLDSPACE.com	sganesan@WORLDSPACE.com

FOR IMMEDIATE RELEASE

WORLDSPACE® SATELLITE RADIO REPORTS

SECOND QUARTER 2007 RESULTS

Silver Spring, Md., August 9, 2007 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced results for the second quarter of 2007 ended June 30, 2007. The Company ended the quarter with 190,333 subscribers worldwide, a loss of 1,313 from the close of the prior quarter, reflecting low net additions in India and a net loss of subscribers in the rest of the world. In India, despite pulling back on marketing and other subscription generation spending, the Company added 3,261 net subscribers during the second quarter of 2007, ending the period with 173,615 subscribers in India, 45% higher than at the end of the second quarter of 2006. The Company lost 4,574 subscribers primarily in South Africa and in Europe where the Company has stopped selling new subscriptions to European and other customers within the Northwest beam coverage area of its AfriStarTM satellite in preparation for the testing and subsequent launch of its service in Italy.

Following the close of the quarter, WorldSpace announced the first OEM and aftermarket distribution agreement for satellite radio in Europe, through a marketing agreement with Fiat Group Automobiles. The agreement provides for the factory installation of WorldSpace satellite radios as optional equipment in Fiat automobiles beginning in late 2009. WorldSpace expects to begin broadcasting 40-50 channels of music, news, entertainment, information and sports programming throughout Italy, starting in late 2008.

Highlights from the Quarter include:

•

As previously announced, completed the convertible note restructuring, including the redemption of $50 million of the $155 million convertible notes for cash and the exchange of the remainder of the existing notes for $45 million in senior secured notes, $60 million in amended and restated secured convertible notes and warrants to acquire an aggregate amount of 2,647,059 shares of Class A Common Stock at $4.25 per share.

•

Signed an agreement with Fraunhofer Institute for Integrated Circuits IIS, a division of Fraunhofer Gesellschaft, to develop a receiver reference design for the European market, which is already in development and undergoing testing.

•	Elected Dr. Frank-Jurgen Richter, president of Horasis, the Global Visions Community in Switzerland, to the Board of Directors of WorldSpace, Inc.

•	WorldSpace channel, Radio Sparsha, wins an award from the India Radio Forum for its three-month series Suvarna Samputa, in commemoration of the 50th Anniversary of the Indian state of Karnataka.

•	Worldspace has reached an agreement with Group 18 of India for broadcasting CNBC-TV 18 and CNN IBN, two of the most popular English language business and general news channels in India.

WorldSpace Chairman and CEO Noah A. Samara stated, "We worked diligently to reach an agreement with Fiat Group Automobiles which now provides us with the means to reach Italian consumers in their automobiles. With this achievement, we have most of the significant pieces in place as we continue to prepare for our business launch in Europe. We have secured authorization to launch our service in Italy, developed EU-compliant terrestrial repeater technology and a receiver reference design with Fraunhofer IIS; and contracted with Telecom Italia for the design and installation of the repeater network.

“Regarding India, with the reduction of resources allocated to the Indian market pending greater clarity on the satellite radio policy and our focus on remediating operational issues, it is not surprising that subscriber additions for the quarter are down. We do expect sales to pick up leading to the festival season and after. Moreover, we have seen movement on the satellite radio policy and we are encouraged by the expressed resolve of the relevant agencies to finalize the policy expeditiously.

At the parent level, we are happy to welcome Dr. Richter to the WorldSpace Board of Directors, and we are confident his contribution will be meaningful as the Company becomes more visible throughout the world, particularly as we look to China where Dr. Richter’s experience will be most beneficial,” Samara said.

Subscriber Growth

Gross subscriber adds of 25,092 in India were down from 29,298 in the first quarter of 2007, and net additions in India of 3,261 were down 61% from the first quarter of 2007, as the Company continued to transition its marketing efforts during the first half of 2007.

The Company continued to experience high churn rates in the second quarter in India. As of the end of the second quarter, about 60% of subscribers who came up for renewal during 2007 had renewed their subscriptions to a six-month or higher package on a pre-paid basis. The Company is very focused on improving churn rates and renewals.

Revenue

For the second quarter of 2007, WorldSpace reported revenues of approximately $3.6 million, compared with approximately $3.8 million for the second quarter of 2006. Subscription revenue was approximately $1.9 million for the second quarter of 2007, as well as for the second quarter of 2006. On a sequential basis, subscription revenues in the second quarter of 2007 were 4% higher than the $1.8 million recorded in the first quarter of 2007.

Net Loss and EBITDA Loss

WorldSpace recorded a net loss for the second quarter of 2007 of $51.2 million, or $1.30 per share, compared with a net loss of $36.7 million, or $0.98 per share for the second quarter of 2006. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $26.9 million for the second quarter of 2007, compared with an EBITDA loss of $30.8 million for the second quarter of 2006.

SAC and CPGA

Subscriber Acquisition Costs (SAC) were $21 in the second quarter of 2007 on a blended basis (India and the rest of the world) and $22 in India, compared to $33 both on a blended basis and in India for the first quarter of 2007. Cost per Gross Addition (CPGA) increased in the quarter to $110 on a blended basis, up from the $71 CPGA in the prior quarter, reflecting lower gross additions in India. In India, the CPGA increased to $108 for the second quarter of 2007 from $68 in the first quarter of 2007. WorldSpace's CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC also represents a subsidy on equipment sales.

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
SAC	$21	$41	$28	$41
SAC (India)	22	41	29	42
SAC (ROW)	0	0	0	0
CPGA	$110	$131	$91	$133
CPGA (India)	108	122	87	126
CPGA (ROW)	144	262	124	225
CPGA expense (in millions)	$2.8	$4.6	$4.9	$10.8
CPGA (India)	2.5	4.1	4.4	9.8
CPGA (ROW)	0.3	0.5	0.5	1.1

Conference Call

WorldSpace plans to hold a conference call to discuss these results and other corporate developments on Thursday, August 9, 2007 at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.WORLDSPACE.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-866-202-4683, using passcode 32146197; internationally, the call may be accessed by dialing 1-617-213-8846, using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company's operating performance and is a significant basis used by the Company's management to measure the operating performance of the Company's business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company's industry, although the Company's measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WORLDSPACE, Inc. (NASDAQ: WRSP) is the world's only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, and RFI.

WORLDSPACE's satellites cover two-thirds of the earth's population with six beams. Each beam is capable of delivering up to 80 channels of digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATION

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(in thousands, except share and per share data)
Revenue
Subscriber revenue	$1,884	$1,928	$3,704	$3,530
Equipment revenue	535	698	1,015	1,774
Other revenue	1,189	1,133	1,935	1,935

Total Revenue	3,608	3,759	6,654	7,239

Operating Expenses
Cost of Services (excludes depreciation shown separately below)
Satellite and transmission, programming and other	8,266	6,884	15,635	14,154
Cost of equipment	952	2,314	2,706	5,470
Research and development	1,430	(163)	1,525	491
Selling and marketing	3,491	5,216	5,985	11,795
General and administrative	16,060	17,896	30,339	34,549
Depreciation and amortization	14,805	14,708	29,402	29,454

Total Operating Expenses	45,004	46,855	85,592	95,913

Loss from Operations	(41,396)	(43,096)	(78,938)	(88,674)

Other Income (Expense)
Interest income	1,779	3,094	4,073	6,040
Interest expense	(2,473)	(1,946)	(4,761)	(3,866)
Write-off of deferred debt issuance costs	(11,516)	—	(11,516)	—
Deferred Financing Costs and Warrants Amortization	(550)	(380)	(929)	(759)
Other	(324)	(2,444)	(401)	(2,814)

Total Other Income (Expense)	(13,084)	(1,676)	(13,534)	(1,399)

Loss Before Income Taxes	(54,480)	(44,772)	(92,472)	(90,073)
Income Tax Benefit	3,234	8,111	5,694	24,218

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(in thousands, except share and per share data)
Net Loss	(51,246)	(36,661)	(86,778)	(65,855)

Loss per share—basic and diluted	$(1.30)	$(0.98)	$(2.21)	$(1.78)

Weighted Average Number of Shares Outstanding	39,391,365	37,240,585	39,202,912	37,085,353

SUMMARY OPERATING METRICS

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net Subscriber Additions	(1,313)	6,528	(8,772)	44,659
India	3,261	7,774	11,605	44,923
ROW (4)	(4,574)	(1,246)	(20,377)	(264)
Total EOP Subs	190,333	159,965	190,333	159,965
India	173,615	119,497	173,615	119,497
ROW (4)	16,718	40,468	16,718	40,468
ARPU (1)	$3.28	$3.78	$3.23	$4.00
ARPU (India)	2.98	2.90	2.96	2.98
ARPU (ROW) (4)	6.06	6.23	5.57	6.54
SAC (2)	$21	$41	$28	$41
SAC (India)	22	41	29	42
SAC (ROW) (4)*	0	0	0	0
CPGA (3)	$110	$131	$91	$133
CPGA (India)	108	122	87	126
CPGA (ROW) (4)	144	262	124	225
EBITDA	$(26,915)	$(30,832)	$(49,937)	$(62,034)

Notes:

[1]

Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

[2]

Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.

[3]

Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

[4]	Rest of World (ROW)

SELECTED BALANCE SHEET DATA:

	As of
	June 30, 2007	December 31, 2006
	(Unaudited, In thousands)
Cash and cash equivalents	$18,218	$27,565
Restricted cash and marketable securities	45,505	143,763
Satellites and related systems, net	321,367	345,046
Total assets	423,668	568,645
Total debt (including current portion)	98,382	155,368
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,106,931	2,172,000
Minority interest	167	304
Total shareholders’ deficit	(1,683,430)	(1,603,659)

EBITDA Reconciliation :

	Three months ended June 30,
	2007	2006
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(51,246)	$(36,661)
Addback non-EBITDA items included in net loss:
Interest income	(1,779)	(3,094)
Interest expense	14,539	2,326
Depreciation & amortization	14,805	14,708

	Three months ended June 30,
	2007	2006
Deferred income tax benefit	(3,234)	(8,111)

EBITDA	$(26,915)	$(30,832)

	Six months ended June 30,
	2007	2006
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(86,778)	$(65,855)
Addback non-EBITDA items included in net loss:
Interest income	(4,073)	(6,040)
Interest expense	17,206	4,625
Depreciation & amortization	29,402	29,454
Deferred income taxes benefit	(5,694)	(24,218)

EBITDA	$(49,937)	$(62,034)